UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported):   September 6, 2007

Palatin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15543	95-4078884
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

4C Cedar Brook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (609) 495-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On August 12, 2004, Palatin Technologies, Inc. (the “Company”) entered into a collaborative development and marketing agreement (the “Agreement”) with King Pharmaceuticals, Inc. (“King”), a specialty pharmaceutical company, to jointly develop and commercialize bremelanotide, the Company’s nasally administered melanocortin-based peptide in clinical development for two distinct indications, treatment of male erectile dysfunction (“ED”) and treatment of female sexual dysfunction (“FSD”). King paid the Company $20.0 million at the closing of the Agreement, which included the purchase of Company common stock and warrants, and purchased Company common stock and warrants for an aggregate of $10.0 million in September 2005. The Agreement provided for King making future potential milestone payments to or investments in the Company totaling up to $90.0 million for achieving certain ED and FSD development and regulatory approval targets, and after regulatory approval and commercialization of bremelanotide, milestone payments totaling up to an additional $130.0 million upon achieving specified annual North American net sales thresholds. The Company and King shared all collaboration development costs, and would share marketing costs and net profits derived from net sales of bremelanotide in North America, based on an agreed percentage. King had the right with the Company to jointly license one or more commercialization partners for bremelanotide for territories outside of North America.

In late August, 2007, representatives of the U.S. Food and Drug Administration (“FDA”) raised serious concerns about the acceptable benefit/risk ratio to support the progression of bremelanotide into Phase 3 studies for ED as a first-line therapy in the general population. The FDA questioned overall efficacy results and the clinical benefit of bremelanotide in both general and diabetic populations, citing blood pressure increases as its greatest safety concern.

Based on the FDA concerns, the Company and King announced they delayed plans for the initiation of Phase 3 clinical trials with bremelanotide for ED. The Company and King then mutually agreed to end the Agreement, and on September 6, 2007, the Company received notice from King terminating the Agreement under Section 11.2.2, effective 90 days from the receipt of notice.

Under the termination, the Company has all rights to bremelanotide and other technologies licensed under the Agreement, without any obligation for future payments to King. King has no financial obligation for future payments to the Company, other than for previously incurred costs not yet reimbursed and approved expense reimbursements related to the wind-down of the collaboration.

King holds 5,675,461shares of the Company’s unregistered common stock and warrants to purchase 955,119 shares of the Company’s unregistered common stock. The common stock and warrants were acquired pursuant to the Agreement.

PALATIN TECHNOLOGIES, INC.

Date: September 11, 2007	By: /s/ Stephen T. Wills Stephen T. Wills, CPA, MST Executive Vice President - Operations and Chief Financial Officer